Oppenheimer Select Managers Gartmore Millennium Growth Fund II merged into Oppenheimer MidCap Fund effective September 4, 2003.

Oppenheimer Select Managers QM Active Balanced Fund merged into Oppenheimer Multiple Strategies Fund effective September 4, 2003.

Oppenheimer Select Managers Mercury Advisors S&P 500 Index Fund merged into Oppenheimer Main Street Fund effective October 16, 2003.

Oppenheimer Select Managers Jennison Growth Fund merged into Oppenheimer Growth Fund effective October 16, 2003.

Oppenheimer Select Managers Mercury Advisors Focus Growth Fund merged into Oppenheimer Growth Fund effective November 6, 2003.

Oppenheimer Select Managers Salomon Brothers All Cap Fund merged into Oppenheimer Value Fund effective November 6, 2003.